Faegre Drinker Biddle & Reath llp One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 +1 215 988 2700 main +1 215 988 2757 fax

March 14, 2024

Cascade Private Capital Fund

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

RE:	Cascade Private Capital Fund (811-23700)

Ladies and Gentlemen:

We have acted as counsel to Cascade Private Capital Fund (the “Fund”), a Delaware Statutory Trust, in connection with the filing of the Fund’s registration statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “Registration Statement”), which is being filed pursuant to Rule 486(a) under the 1933 Act to register unlimited shares of beneficial interest in the Fund (the “Shares”).

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Fund’s Agreement and Declaration of Trust and By-Laws (collectively, the “Governing Documents”) and the resolutions adopted by the Board of Trustees of the Fund (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares in a continuous public offering, and have considered such other legal and factual matters as we have deemed appropriate.

In all cases, we have assumed the legal capacity of each natural person signing the Registration Statement, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Fund. We have assumed that the Resolutions will still be in effect at the time the Shares are issued and have not been amended or rescinded. As to questions of fact material to this opinion, we have relied upon the accuracy of any certificates and other comparable documents of officers and representatives of the Fund, upon statements made to us in discussions with the Fund’s management and upon statements and certificates of public officials.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1.       The Shares will be issued in accordance with the Governing Documents and the Resolutions.

2.       The Shares will be issued against consideration therefor as described in the Registration Statement, and that such consideration will have been at least equal to the applicable net asset value.

Based on the foregoing, it is our opinion that:

1.       The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.       When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund and that the holders of the Shares will be entitled to the same limitation of personal liability extended to shareholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Fund).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of the Fund. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the use of our name and to the references to our firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information included in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP